EXHIBIT 3.2
ARTICLES OF AMENDMENT
OF
UNITED COMMUNITY BANKS, INC.
1.
     The name of the corporation is United Community Banks, Inc.
2.
     The Restated Articles of Incorporation, as amended, of the corporation are amended by adding the powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Junior Participating Preferred Stock, Series E as set forth in Exhibit A attached hereto.
3.
     The amendment was adopted by the board of directors of the corporation at a meeting duly convened and held on January 17, 2011. Pursuant to O.C.G.A. § 14-2-602 and Article V of the Restated Articles of Incorporation, as amended, of the corporation, shareholder consent was not required.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, of United Community Banks, Inc. this 22nd day of February, 2011.

UNITED COMMUNITY BANKS, INC.
By:	/s/ Lois J. Rich
	Name:	Lois J. Rich
	Title:	Assistant Corporate Secretary

Exhibit A
DESIGNATIONS, POWERS, PREFERENCES,
LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS
OF
JUNIOR PARTICIPATING PREFERRED STOCK, SERIES E
OF
UNITED COMMUNITY BANKS, INC.
     Section 1. Designation And Amount. The shares of such series shall be designated as “Junior Participating Preferred Stock, Series E,” $1.00 par value per share (the “Series E Preferred Stock”), and the number of shares constituting the Series E Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series E Preferred Stock.
     Section 2. Dividends And Distributions.
     (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (b) Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series E Preferred Stock shall have the following voting rights:
     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series E Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (b) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar Stock, or by law, the holders of shares of Series E Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.
     (c) Except as set forth herein, or as otherwise provided by law, holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 4. Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of the Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
     Section 5. Liquidation, Dissolution Or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received $100 per share, and any such additional amount such that the holders of shares of Series E Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except distributions made ratable on the Series E Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 6. Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then in any such case each share of Series E Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series E Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 7. No Redemption. The shares of Series E Preferred Stock shall not be redeemable.
     Section 8. Rank. The Series E Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company’s Preferred Stock and shall rank senior to the Common Stock as to such matters.
     Section 9. Amendment. The Articles shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series E Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock, voting together as a single class.

3